September 23, 2005

Mr. Glenn F. Tilton
Chairman, President and Chief Executive Officer
UAL Corporation
1200 East Algonquin Road
Elk Grove Township, Illinois, 60007

Dear Glenn:

With great reluctance, I submit my resignation from the Board of Directors of UAL Corporation effective Monday, September 26, 2005.

My association with UAL Corporation has been both challenging and rewarding and I will miss my colleagues and friends at UAL. With your leadership, UAL Corporation has refined its analytic and forecasting skills, successfully revamped the corporate culture and sharpened its focus of increasing revenues. It has been my privilege to be a part of your team.

However, as I mentioned to you when I took on the challenge of the Presidency at Fisk University, I had a clear understanding that the time commitment at the University would be demanding. Over the past six months, it has become increasingly difficult to focus my most thoughtful hours on internal challenges at Fisk University because of the demands of fundraising, as well as, several outside Boards, among them UAL. As a consequence, I have found it necessary to resign from several outside affiliations. I have reached the decision that the leadership of Fisk University requires my full attention.

I leave with every confidence that UAL Corporation will emerge from bankruptcy a stronger and more efficient airline.

Thank you for understanding my decision. I look forward to a continued friendship.

Sincerely,

/s/ Hazel R. O'Leary
Hazel R. O'Leary
President